EXHIBIT 10.2

RING ENERGY, INC.

STOCK OPTION AGREEMENT

AGREEMENT made as of the __ day of ____, 20__, by and between RING ENERGY, INC., a Nevada Corporation (the "Company"), and ________ (the "Optionee").

W I T N E S S E T H:

WHEREAS, pursuant to the Ring Energy, Inc., Long-Term Incentive Plan (the "Plan"), the Company desires to grant to the Optionee and the Optionee desires to accept an option to purchase shares of common stock, $0.001 par value, of the Company (the "Common Stock") upon the terms and conditions set forth in this agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.

The Company hereby grants to the Optionee an option to purchase ________ shares of Common Stock at a purchase price per share of ________.  This option is intended to be treated as a so-called "non-qualified stock option" and this agreement will be construed and interpreted accordingly.

2.

Except as specifically provided herein, the option will become exercisable in accordance with the following schedule based upon the number of full years of the Optionee's continuous employment or service with the Company or a Subsidiary (as defined in the Plan) following ________:

Full Years of Continuous Employment Service	Incremental Percentage of Option Exercisable	Cumulative Percentage of Option Exercisable

Less than 1	0%	0%
1	20%	20%
2	20%	40%
3	20%	60%
4	20%	80%
5 or more	20%	100%

No shares of Common Stock may be purchased hereunder unless the Optionee shall have remained in the continuous employ or service of the Company or a Subsidiary through ________.  Unless sooner terminated, the option will expire if and to the extent it is not exercised within ten (10) years from the date hereof.

3.

The option may be exercised in whole or in part in accordance with the above schedule by delivering to the Secretary of the Company:  (a) a written notice specifying the number of shares to be purchased; and (b) payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any income tax withholding obligations with respect to the exercise (unless other arrangements, acceptable to the Company, are made for the satisfaction of such withholding obligations).  The exercise price shall be payable by bank or certified check.  The Company may (in its sole and absolute discretion) permit all or part of the exercise price to be paid with previously-owned shares of Common Stock or in installments (together with interest) evidenced by the Optionee's secured promissory note.

4.

No shares of Common Stock shall be sold or delivered hereunder until full payment for such shares has been made (or, to the extent payable in installments, provided for).  The Optionee shall have no rights as a stockholder with respect to any shares covered by the option until a stock certificate for such shares is issued to him.  Except as otherwise provided herein, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

5.

This option is not assignable or transferable except by will and/or the laws of descent and distribution, and is exercisable during the Optionee's lifetime only by him.

6.

If the Optionee ceases to be employed by or to perform services for the Company and any Subsidiary, or in the event of the Optionee’s death or disability (as defined in the Plan), then, unless sooner terminated under the terms hereof, the option will terminate as provided in Section 8 of the Plan.

7.

If the shares to be issued upon an exercise of the option are not registered under the Securities Act of 1933, then, as a further condition of the Company's obligation to issue such shares, the Optionee may be required to give a representation in writing that the Optionee is acquiring the shares for his own account as an investment and not with a view to, or for sale in connection with, the distribution of such shares, and the certificates representing such shares shall bear a legend to such effect as the Company's counsel shall deem necessary or desirable.  The option shall in no event be exercisable and shares shall not be issued hereunder if, in the opinion of counsel to the Company, such exercise and/or issuance would result in a violation of federal or state securities laws.

8.

In case of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Common Stock, or in the event of a Change of Control or Restructure (as defined in the Plan) the provisions of Section 7 of the Plan shall govern any adjustment to the number of shares of Common Stock that may be issued, and/or the exercise price payable, upon the exercise of this option.

9.

Nothing in this agreement shall give the Optionee any right to continue in the employ or service of the Company or a Subsidiary, or interfere in any way with the right of the Company to terminate the employment or service of the Optionee.

10.

The provisions of the Plan shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof.  The Optionee acknowledges that he has received a copy of the Plan prior to the execution of this agreement.  The interpretation and construction of any terms or conditions of the Plan or of this agreement or other matter related to the Plan by any committee of the Company authorized to administer the Plan shall be final and conclusive.

11.

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.

12.

This agreement shall be governed by and construed in accordance with the laws of the State of Nevada.  This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

IN WITNESS WHEREOF, this agreement has been executed as of the date first above shown.

RING ENERGY, INC.

By:________________________________________

Name:______________________________________

Title:_______________________________________

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